UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On February 12, 2025, Barington issued the following press release and an open letter to shareholders of the Company. The letter is attached hereto as Exhibit 1 and incorporated herein by reference.

Barington Capital Sends Letter to Matthews International Shareholders Urging Them to Vote GOLD “FOR” the Election of ALL of Barington’s Nominees to the Matthews Board

Highlights Unanimous Support of Barington’s Director Nominees by Leading Proxy Advisory Firms ISS, Glass Lewis and Egan-Jones

Believes Matthews’ Poor Fiscal 2025 First Quarter Earnings Results Further Demonstrates Management’s Pattern of False Hope and Empty Promises

Barington’s Nominees Bring the Skills, Experience and Fresh Perspectives Required to Help Drive Meaningful Change and Long-Term Value Creation at Matthews

NEW YORK, February 12, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 2.1% of the outstanding shares of common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today sent a letter to the Company’s shareholders highlighting unanimous support for the election of its director nominees – Ana B. Amicarella, Chan W. Galbato and James Mitarotonda – to the Matthews Board of Directors by all three leading independent proxy advisory firms as well as the Company’s dismal fiscal 2025 first quarter earnings results.

The full letter is available at https://barington.com/matthews

James Mitarotonda, Chairman and CEO of Barington Capital, said, “We believe the time for change at Matthews is now. All three leading independent proxy advisory firms, ISS, Glass Lewis and Egan-Jones, agree and have unanimously recommended that Matthews’ shareholders vote in favor of the election of Barington’s nominees to the Matthews Board and against the status quo. By voting the GOLD proxy card “FOR” the election of Ana Amicarella, Chan Galbato and James Mitarotonda, shareholders can help protect the value of their investment and restore much-needed accountability and strong oversight of management to the Matthews Board. We urge shareholders to make their voices heard and join us in electing Barington’s nominees today.”

TIME IS RUNNING OUT: FOLLOW THE RECOMMENDATIONS OF CREDIBLE THIRD-PARTY PROXY ADVISORY FIRMS AND VOTE GOLD TODAY

For additional information regarding Barington's campaign at Matthews, visit: https://barington.com/matthews

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On February 12, 2025, Barington uploaded the following material to https://barington.com/matthews:

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com